EXHIBIT 10.8

AMENDMENT TO
PEOPLES NATIONAL BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR
JOHN W. ORD

THIS AMENDMENT TO PEOPLES NATIONAL BANK SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT (“AMENDMENT”) is made and entered into this 30TH day of December, 2005, by and between PEOPLES NATIONAL BANK, a national association having a place of business at 50 Main Street, Halstead, Pennsylvania 18822 ("Bank"), and JOHN W. ORD ("Executive"), an individual residing at R.R. #1, Box 1095, Hallstead, Pennsylvania 18822.

WITNESSETH:

WHEREAS, the Bank and the Executive entered into a Supplemental Executive Retirement Plan Agreement on December 3, 2004 (the “Supplemental Executive Retirement Plan Agreement”) which is attached hereto.

WHEREAS, the Corporation and the Executive desire to amend the Supplement Executive Retirement Plan Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Bank and the Executive agree as follows:

1. Section 1.5 of the Supplemental Executive Retirement Plan Agreement is hereby amended by deleting the existing definition of “Disability” in its entirety and by adding a new definition of “Disability”, as follows:

1.5 “Disability” means, if the Executive is covered by a Bank sponsored disability policy, total disability as defined in such policy without regard to any waiting period, provided that the definition of disability applied under such policy complies with the requirement of Section 1.409A-3(g)(4) of the Treasury regulations. If the Executive is not covered by such policy, Disability means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. As a condition to any benefit, the Bank may require the Executive to submit to such physical or mental evaluations and tests as the Bank’s Board of Directors deems appropriate.

2. The Supplemental Executive Retirement Plan Agreement is hereby amended by adding a new Section 2.4 to read as follows:

2.4 Key Employee. Notwithstanding anything in this Article 2 to the contrary, in the event Executive is determined to be a Key Employee, as that term is defined in Section 409A of the Code and the regulations promulgated thereunder, payments to the Executive under Sections 2.1 or 2.2 of this Agreement, other than payments on account of Disability or death, shall begin not earlier than the first day of the seventh month following termination of employment. This will result in the aggregate amount of the first seven months of payments payable on the delayed first payment date, normal monthly payments will continue thereafter. For purposes of the foregoing, the date upon which a determination is made as to the Key Employee status of the Executive, the Identification Date (as defined in Section 409A of the Code and the regulations promulgated thereunder) shall be December 31.

3. Article 7 of the Supplemental Executive Retirement Plan Agreement is hereby amended by adding a new sentence to the end of Article 7 to read as follows:

Notwithstanding the foregoing, this Agreement may be amended or terminated only if such amendment or termination does not violate any of the provisions of Section 409A of the Code and the regulations issued thereunder.

4. Except as hereinabove amended, the Supplemental Executive Retirement Plan Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Executive and a duly authorized Bank officer have signed this Agreement.

ATTEST:             PEOPLES NATIONAL BANK ("BANK")

_______________________                By: ______________________
Secretary                Lead Director

WITNESS:
____________________                  ___________________
                                     John W. Ord ("Executive")